Exhibit 99.1

Cheniere Energy Reports First Quarter 2009 Results

HOUSTON--(BUSINESS WIRE)--May 8, 2009--Cheniere Energy, Inc. (NYSE Amex: LNG) reported a net loss of $82.7 million, or $1.70 per share (basic and diluted), for the first quarter of 2009 compared with a net loss of $49.9 million, or $1.06 per share (basic and diluted), during the corresponding period in 2008. The $32.8 million increase in net loss compared to the prior period was largely due to the $33.4 million increase in interest expense. The increase in interest expense was due to 1) less interest being capitalized due to the placement of a portion of the Sabine Pass LNG receiving terminal and the Creole Trail Pipeline into service and 2) the accrual of interest on the convertible debt incurred in the third quarter of 2008.

Losses from operations were $37.4 million for the first quarter of 2009 compared to $38.4 million for the corresponding period in 2008. LNG receiving terminal and pipeline development expenses decreased by $6.7 million and LNG receiving terminal and pipeline operating expenses and depreciation expenses increased by $8.7 million and $9.8 million, respectively, as the Sabine Pass LNG receiving terminal was placed into service during the second half of 2008. General and administrative expenses decreased $12.8 million to $17.8 million in the first quarter of 2009 primarily due to the restructuring initiatives implemented during 2008. General and administrative expenses include non-cash compensation expenses of approximately $3.9 million in the first quarter 2009 and $10.8 million in the comparable period in 2008.

During the first quarter, Cheniere Energy purchased an additional LNG commissioning cargo for the Sabine Pass LNG receiving terminal, received the first monthly capacity payment from Total LNG USA, Inc. under its terminal use agreement (“TUA”) with Sabine Pass LNG, L.P. (“Sabine”) for the month of April 2009 and received a cash distribution from Freeport LNG Development, L.P.

Cash and Cash Equivalents

Unrestricted cash and cash equivalents held by Cheniere Energy at March 31, 2009 were $81.5 million.

Restricted cash and cash equivalents and treasury securities at March 31, 2009 were $409.1 million, of which $339.9 million were held at Cheniere Energy Partners, L.P. (“Cheniere Partners”) and $69.2 million were held at Cheniere Energy. Restricted cash held by Cheniere Partners includes approximately $82.4 million in a permanent debt service account and $54.9 million for four months of interest as required under the indenture governing the Sabine Pass LNG senior secured notes, $32.8 million available for distributions to Cheniere Partners’ common unit holders and general partner and $169.8 million for construction, working capital and general purposes.

The majority of the restricted cash held by Cheniere Energy is comprised of the balance held in the reserve account for payments under the TUA between Cheniere Marketing, LLC and Sabine Pass LNG. This reserve account was established in August 2008 with an initial balance of $135.0 million. During the quarter ended March 31, 2009, Cheniere Marketing made a payment to Sabine Pass LNG for the second quarter 2009 capacity payments of $62.4 million.

2009 Outlook

Cheniere Energy, Inc. believes that it will have sufficient liquidity to fund operations and pursue its business strategy for the next several years. At the parent level, Cheniere Energy, Inc. had unrestricted cash of approximately $81.5 million as of March 31, 2009 and expects an additional approximately $100.0 million to be released from restricted cash during the second half of 2009. The net use of unrestricted cash of $20.7 million during the first quarter of 2009 was in-line with management’s expectations.

The remaining portion of the Sabine Pass LNG receiving terminal is expected to be placed into service during the third quarter of 2009. Total estimated construction costs before financing costs are $1.559 billion with costs incurred as of March 31, 2009 totaling $1.465 billion.

Exchange of 2.25% Senior Convertible Notes

During April 2009, Cheniere Energy retired $77.2 million aggregate principal amount of its 2.25% Convertible Senior Notes due 2012 in exchange for $13.5 million cash and approximately 4.0 million common shares through a series of private transactions. Due to the retirement of the notes, future interest payments were reduced by approximately $6.0 million and the Company will recognize a non-taxable gain in the second quarter of 2009 of approximately $46.0 million.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, (ii) statements regarding releases of cash from restricted cash accounts that may be available to Cheniere, and (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands)(1)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Revenues	$1,235	$1,477
Operating costs and expenses
LNG receiving terminal and pipeline development expenses	—	6,716
LNG receiving terminal and pipeline operating expenses	8,687	—
Exploration costs	—	69
Oil and gas production costs	87	94
Depreciation, depletion and amortization	12,062	2,284
General and administrative expenses	17,797	30,679
Total operating costs and expenses	38,633	39,842

Loss from operations	(37,398)	(38,365)

Equity in net loss of limited partnership	—	(1,800)
Derivative gain (loss)	2,562	(830)
Interest expense	(53,250)	(19,849)
Interest income	810	9,604
Other income (expense)	(63)	(36)
Non-controlling interest	4,597	1,365
Net loss	$(82,742)	$(49,911)

Net loss per common share—basic and diluted	$(1.70)	$(1.06)

Weighted average number of common shares outstanding—basic and diluted	48,650	46,977

	March 31,	December 31,
	2009	2008
	(Unaudited)
Cash and Cash Equivalents	$81,482	$102,192
Restricted Cash and Cash Equivalents	293,464	301,550
Other Current Assets	18,031	12,850
Non-Current Restricted Cash, Cash Equivalents and Treasury Securities	115,672	159,312
Property, Plant and Equipment, Net	2,212,237	2,170,158
Debt Issuance Costs, Net	55,546	57,676
Goodwill	76,844	76,844
Other Assets	39,032	41,488
Total Assets	$2,892,308	$2,922,070

Current Liabilities	$114,803	$66,133
Long-Term Debt	3,173,575	3,164,727
Deferred Revenue	36,500	37,500
Other Liabilities	12,398	8,141
Non-Controlling Interest	238,967	250,162
Stockholders’ (Deficit) Equity	(683,935)	(604,593)
Total Liabilities and Stockholders’ (Deficit) Equity	$2,892,308	$2,922,070

March 31, 2009	Sabine Pass LNG, L.P.	Cheniere Energy Partners, L.P.	Other Cheniere Energy, Inc.	Consolidated Cheniere Energy, Inc.

Cash and cash equivalents	$—	$—	$81,482	$81,482
Restricted cash, cash equivalents and treasury securities	307,140	32,812	69,184	409,136

Total	$307,140	$32,812	$150,666	$490,618

(1) Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the Securities and Exchange Commission.

CONTACT:
Cheniere Energy, Inc.
Investors:
Christina Cavarretta, 713-375-5100
or
Media:
Diane Haggard, 713-375-5259